June 18, 2002

Office of the Chief Accountant
Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549


Dear Sir/Madam:

We have read paragraphs two through four of Item 4 included in the Form 8-K dated June 18, 2002 of Emmis Communications Corporation and Subsidiaries and Emmis Operating Company and Subsidiaries filed with the Securities and Exchange Commission and are in agreement with the statements contained therein.

Very truly yours,

/s/ Arthur Andersen LLP

Arthur Andersen LLP


cc:  Walter Berger - Emmis Communications Corporation